Exhibit 99.1

QR Energy to Acquire $230 Million of Oil Properties

HOUSTON, TX—(Marketwire – March 19, 2012)—QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today that it has signed a definitive agreement to acquire predominantly oil properties located in the Ark-La-Tex area and Michigan from an undisclosed private seller for $230 million in cash, subject to customary purchase price adjustments. The transaction is expected to be financed with cash on hand and borrowings under its bank credit facility. QRE has also secured commitments to provide an additional $200 million of bank loans, which are available to fund the purchase price of the acquisition if necessary. The transaction is expected to close in late April, subject to customary closing conditions.

Transaction Highlights

•	Expected to be immediately accretive to Distributable Cash Flow

•	Approximately 95% of reserves located in two mature oil fields in the Ark-La-Tex area, an existing core area of QRE

•	Current net production of 1,178 Boed is 93% liquids

•	Estimated total proved reserves of 13.0 MMBoe as of January 1, 2012 are 98% proved developed (88% proved developed producing) and 95% liquids

•	Approximately 150 producing wells

•	Lengthy proved reserve life (R/P) of 30.3 years and low decline rate of less than 5% per year

•	100% operated

•	Estimated maintenance capital expenditures for these assets will be approximately $2 million per year

Chief Executive Officer Alan L. Smith commented, “These oily, low decline, long life properties are an ideal fit for our MLP strategy and will enhance our liquids inventory in the Ark-La-Tex area. We expect this bolt-on transaction to be immediately accretive to Distributable Cash Flow and to supplement cash flow from our existing portfolio over the next several years.”

Barclays Capital and Wells Fargo Securities acted as financial advisors on the transaction.

Webcast and Conference Call

QR Energy will host a webcast and conference call today at 4 p.m. central time to discuss the transaction.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website at http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 861-4516 or (706) 679-6295 five minutes before the call begins and providing the passcode 63934192.

The webcast will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com for 14 days following the call and a telephonic replay will be available for 7 days following the call by dialing (855) 859-2056 or (404) 537-3406 and providing the conference ID 63934192.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the SEC, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Reserve Disclosures

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, the estimates of reserves in this press release were prepared by our internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. Our internal estimates of proved reserves may differ materially from the estimates of our proved reserves prepared by Miller & Lents, Ltd. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Investor Contacts:

Taylor B. Miele

Investor Relations Specialist

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200

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